Exhibit 3.2

MASIMO CORPORATION
THIRD AMENDED AND RESTATED BYLAWS
Amended and Restated: September 9, 2022

Article I -  STOCKHOLDERS

Section 1.                Annual Meeting.

(1)               An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as the Board of Directors shall fix from time to time. In lieu of holding a stockholders’ meeting at a designated physical place, the Board of Directors, in its sole discretion, may determine that any stockholders’ meeting may be held solely or partially by means of remote communication and have the Corporation make appropriate arrangements to the fullest extent permitted by applicable law in connection therewith, including without limitation as to format, procedures, access, meeting communication and notices, arrangements with respect to accessing the list of stockholders entitled to vote at said meeting and such other matters as may be relevant with respect to such a meeting, notwithstanding any other provision set forth in these Bylaws. The Corporation may postpone or reschedule any annual meeting of stockholders previously scheduled by the Board of Directors.

(2)               Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors, (c) by any stockholder of record of the Corporation (the “Record Stockholder”) at the time of the giving of the notice provided for in Section 1(3) of this Article I who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 1, or (d) solely with respect to nominations, by any Eligible Stockholder (as defined in Section 9 of this Article I) who is entitled to vote at the meeting and who has complied with the procedures and requirements set forth in Section 9 of this Article I. For the avoidance of doubt, clause (c) and clause (d) shall be the exclusive means for a stockholder to bring nominations of persons for election to the Board of Directors before an annual meeting and clause (c) shall be the exclusive means for a stockholder to bring other proposed business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) before an annual meeting of stockholders.

(3)               For nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (c) of Section 1(2) of this Article I, (a) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (b) any such business must be a proper matter for stockholder action under Delaware law, (c) the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement (as defined in clause (d) of Section 1(4) of this Article I) or the Solicitation Undertaking (as defined in clause (e) of Section 1(4) of this Article I) required by these Bylaws, as applicable, (d) the Record Stockholder or the beneficial owner, if any, on whose behalf such proposal or nomination is made, must have complied in all respects with the requirements of Regulation 14A under the Exchange Act, including, without limitation, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the Securities and Exchange Commission (“SEC”) including any SEC Staff interpretations relating thereto), and (e) the Board of Directors or an executive officer designated thereby for such purpose shall determine that the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, has satisfied the requirements set forth in Sections 1(3), 1(4), 1(5), 1(7) and 1(8) of this Article I. To be timely, a Record Stockholder’s notice shall be received by the Secretary at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the one-year anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the immediately preceding year’s annual meeting of stockholders; provided, however, that if the annual meeting is convened more than 30 days before, or delayed by more than 30 days after, the one-year anniversary of the immediately preceding year’s annual meeting of stockholders, notice by the Record Stockholder to be timely must be so received by the Secretary at the principal executive offices not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which Public Announcement (as defined in Section 1(4) of this Article I) of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 10 days before the last day a Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Record Stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for director for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such Public Announcement is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(4)               Such Record Stockholder’s notice shall:

(a)               if such notice pertains to the nomination of directors,

(i)                 as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, (A) set forth all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director and a written statement of such person’s intent to serve as a director for the full term if elected, (B) include the completed and signed questionnaire, representation and agreement required by Section 1(8) of this Article I and (C) all information required by clause (c) below with respect to a Covered Person);

(ii)              set forth the names and addresses of other stockholders (including beneficial owners) known by any of the Nominating or Proposing Person to support such nomination, and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owners(s);

(iii)            set forth a description of all agreements, arrangements or understandings by and among any Covered Persons, or by and among any Covered Person and any other person (including with any proposed nominee(s), including any agreements, arrangements or understanding relating to any compensation or payments to be paid to any such proposed nominees(s)), pertaining to the nomination(s) (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding);

(iv)             set forth any agreement, arrangement or understanding between any Nominating or Proposing Person, on the one hand, and a Related Person, on the other hand, related to any subject matter that could reasonably be determined to be material in the Nominating Person’s solicitation of stockholders (including, without limitation, matters of social, labor, environmental and governance policy), regardless of whether such agreement, arrangement or understanding relates specifically to the Corporation;

(v)               set forth any agreement, arrangement or understanding between any Nominating or Proposing Person or any Related Person thereof, on the one hand, and the director nominee, on the other hand, related to any subject matter that could reasonably be determined to be material in the Nominating Person’s solicitation of stockholders (including, without limitation, matters of social, labor, environmental and governance policy), regardless of whether such agreement, arrangement or understanding relates specifically to the Corporation;

(vi)             set forth any plans or proposals on the part of any Nominating or Proposing Person or any Related Person to nominate directors at any other Public Company within the next 12 months;

(vii)          set forth any proposals or nominations submitted on behalf of any Nominating or Proposing Person or any Related Person seeking to nominate directors at any other Public Company within the past 36 months (whether or not such proposal or nomination was publicly disclosed);

(viii)        set forth, with respect to each Related Person, the same information that would be required to be disclosed under Item 5(b) of Schedule 14A under the Exchange Act with respect to any Person deemed to be a “participant” as defined in paragraphs (a)(ii), (iii), (iv), (v) and (vi) of Instruction 3 to Item 4 of Schedule 14A; and

(ix)             set forth such other information as may be reasonably requested by the Corporation to facilitate disclosure to stockholders of all material facts that, in the reasonable discretion of the Corporation, are relevant for stockholders to make an informed decision on the director nomination, including information regarding any Related Person.

(b)               set forth as to any business that the Record Stockholder proposes to bring before the meeting (other than the nomination of directors):

(i)                 a brief description of such business;

(ii)              the text of the business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment); and

(iii)            the reasons for conducting such business at the meeting and any material interest in such business of each Nominating or Proposing Person or any Related Person thereof;

(c)               set forth as to each Covered Person (as defined below):

(i)                 the name and address of each such Covered Person (if applicable, as they appear on the Corporation’s books);

(ii)

(A)                      the class, series and number of shares of the Corporation that are, directly or indirectly, owned beneficially or of record by each such Covered Person;

(B)                       any debt securities or other debt instruments of the Corporation or any of its subsidiaries (“Debt”) that are, directly or indirectly, owned beneficially or of record by each such Covered Person;

(C)                       any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or Debt or with a value derived in whole or in part from the value of any class or series of shares of the Corporation or Debt, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation or Debt, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation or Debt, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation or Debt, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or Debt, through the delivery of cash or other property, or otherwise, and without regard to whether such Covered Person, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation or Debt (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such Covered Person;

(D)                      any proxy, contract, arrangement, understanding, or relationship pursuant to which any Covered Person has a right to vote any shares of any security of the Company;

(E)                       any short interest in any security or Debt of the Company (a “Short Interest”) held by each such Covered Person (for purposes of this Section 1(4) of this Article I a Person shall be deemed to have a Short Interest if such Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such Covered Person, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Covered Person with respect to any class or series of the shares of the Corporation or Debt, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of the subject security or Debt);

(F)                       any rights to dividends on the shares of the Corporation owned beneficially by each such Covered Person that are separated or separable from the underlying shares of the Corporation;

(G)                      any proportionate interest in shares of the Corporation, Debt, Derivative Instruments or Short Interest held, directly or indirectly, by a general or limited partnership in which any Covered Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

(H)                      any performance-related fees (other than an asset-based fee) that each Covered Person is entitled to based on any increase or decrease in the value of shares of the Corporation, Debt, Derivative Instruments or Short Interest, if any;

(I)                       any significant equity or other interests held by such Covered Person in any principal competitor of the Corporation or any counterparty to any litigation in which the Corporation is involved that is material to the Corporation and its subsidiaries, taken as a whole; and

(J)                       any direct or indirect interest of such Covered Person in any contract with the Corporation, any affiliate of the Corporation, any principal competitor of the Corporation or any counterparty to any litigation in which the Corporation is involved that is material to the Corporation and its subsidiaries, taken as a whole (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement).

In each case with respect to clauses (A) through (J) herein the information shall be provided as of the close of business on the date of such notice, including without limitation any such interests held by any Family Member of each Covered Person (which information set forth in this paragraph shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than 10 days after the record date for the meeting to disclose such ownership as of the close of business on the record date (and for the avoidance doubt, such supplement shall not be deemed to limit the Corporation’s rights with respect to any deficiencies in any notice provided by such party, extend any applicable deadlines under these Bylaws or enable or be deemed to permit a stockholder who has previously submitted a notice under these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders)); and

(iii)            any other information relating to each Covered Person that would be required to be disclosed in a proxy statement or other filings or form of proxy required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(d)               set forth, in the case of any proposals for business being brought before an annual meeting (other than director nominations), a written statement whether or not each such Record Stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is made will deliver, (i) at least 20 calendar days before the annual meeting, a copy of its definitive proxy statement and form of proxy or (ii) at least 40 calendar days before the annual meeting a Notice of Internet Availability of Proxy Materials that would satisfy the requirements of Rule 14a-16(d) of the Exchange Act, in each case, to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to carry the proposal (such statement, a “Solicitation Statement”); and

(e)               set forth, in the case of director nominations being brought before an annual meeting, a written undertaking by such Record Stockholder or the beneficial owner, if any, on whose behalf the nomination is made that such party will deliver, (i) at least 20 calendar days before the annual meeting, a copy of its definitive proxy statement and form of proxy or (ii) at least 40 calendar days before the annual meeting a Notice of Internet Availability of Proxy Materials that would satisfy the requirements of Rule 14a-16(d) of the Exchange Act, in each case, to holders of at least 67% of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors (such undertaking, a “Solicitation Undertaking”).

(5)               Subject to Section 2 of Article II of these Bylaws, a person shall not be eligible for election or re-election as a director at an annual meeting unless (i) the person is nominated by a Record Stockholder in accordance with clause (c) of Section 1(2) of this Article I, (ii) the person is nominated by or at the direction of the Board of Directors, or (iii) the person is nominated by an Eligible Stockholder in accordance with procedures set forth below in Section 9 of this Article I. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Sections 1 and 9 of this Article I. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded; provided, however, that the Board of Directors in its discretion may delegate such power and duty to a committee thereof or to an executive officer of the Corporation designated by the Board of Directors for such purpose.

(6)               For purposes of these Bylaws, “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(7)               Notwithstanding the provisions of this Section 1, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1. Nothing in this Section 1 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(8)               To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, such nominee must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1(3) of this Article I) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such individual (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such Person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, and (ii) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the Corporation, with such individual’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (c) agrees to promptly provide to the Corporation such other information as the Corporation may reasonably request, (d) in such individual’s personal capacity would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time, and (e) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(9)               For purposes of this Article I:

(a)               “Control Person” shall mean, with respect to any Person, collectively, (1) any Person that, directly or indirectly, has the power to direct or cause the direction of the management or policies of such first Person, whether through the ability to exercise voting power, by contract or otherwise, and (2) such first Person’s and any Control Person’s respective directors, trustees, executive officers and managing members (including, with respect to an entity exempted from taxation under Section 501(1) of the Internal Revenue Code, each member of the board of trustee, board of directors, executive council or similar governing body thereof).

(b)               “Covered Person” shall mean, collectively (i) each Nominating or Proposing Person, and (ii) any Related Person of a Nominating or Proposing Person; provided, however, that if the Nominating or Proposing Person or any controlled Affiliate thereof is a non-natural Person that holds securities of the Corporation, Debt, Derivative Instruments or Short Interests of record or beneficially for the economic benefit (direct or indirect) of any other Person (including, a Nominating or Proposing Person or controlled Affiliate thereof that is (i) an investment fund or other investment vehicle (a “Holding Fund”) or (ii) an advisor or investment manager to a Holding Fund), then any Person that directly holds (or is known by the Nominating or Proposing Person to indirectly hold) a 5% or larger member, limited partner or similar economic interest in any such Holding Fund shall be deemed a “Covered Person”; provided further, however, that if such Holding Fund has a “sidecar vehicle” or special purpose entity formed by an investment manager or adviser for purposes of co-investing with a Holding Fund that was created or raised proceeds principally to invest in securities of the Corporation, Debt, Derivative Instruments or Short Interests, then each Person (and Controlling Person thereof) that has invested or committed to invest in such fund or other investment vehicle shall be deemed a Covered Person.

(c)               “Family Member” shall mean a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

(d)               “Nominating or Proposing Person” shall mean, collectively, any Record Stockholder giving the notice of director nomination or other proposal for business and, if the notice is given on behalf of another beneficial owner on whose behalf the nomination or proposal is made, such beneficial owner, and if such stockholder or beneficial owner is a non-natural Person, each Control Person thereof (in each case of a stockholder, beneficial owner or Control Person, together with any Family Member thereof).

(e)               “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, and any permitted successors and assigns of such person.

(f)                “Public Company” shall mean any Person with a class of equity securities registered pursuant to Section 12 of the Exchange Act, whether or not trading in such securities has been suspended.

(g)               “Related Person” shall mean, with respect to a Nominating or Proposing Person, a Person (and any Control Person thereof) with respect to which such Nominating or Proposing Person is Acting in Concert. For purposes of these Bylaws, a Nominating or Proposing Person shall be deemed to be “Acting in Concert” with a Person if such Nominating or Proposing Person has knowingly acted (whether or not pursuant to an express agreement, arrangement or understanding) at any time during the prior two years in concert with such Person (or Control Person thereof) in relation to matters (whether or not specific to the Corporation) that will be material to the Nominating or Proposing Person’s solicitation of stockholders, including, without limitation, matters of social, labor, environmental and governance policy; provided, however, that a Nominating or Proposing Person shall not be deemed to be acting in concert with a Person that is a Holding Fund or a Person whose primary business is to serve as investment manager or adviser with respect to investing and trading in securities for a client or its own account.

Section 2.                Special Meetings.

(1)               Special meetings of the stockholders, other than those required by statute, may be called at any time by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone, cancel or reschedule any previously scheduled special meeting.

(2)               Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors. The notice of such special meeting shall include the purpose for which the meeting is called. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers a written notice to the Secretary setting forth the information set forth in clauses (a) and (c) of Section 1(4) of this Article I. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting for the purpose of electing one or more directors to the Board of Directors, nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders only if such record stockholder’s notice required by this Section 2(2) is received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which such Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a record stockholder’s notice. A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a record stockholder in accordance with the notice procedures set forth in this Article I.

(3)               Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2. Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 3.                Notice of Meetings.

(1)               Notice of the place, if any, date, and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the General Corporation Law of the State of Delaware or the Amended and Restated Certificate of Incorporation of the Corporation).

(2)               When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4.                Quorum.

(1)               At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

(2)               If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place (if any), date, or time.

Section 5.                Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the Chief Executive Officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6.                Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman of the meeting shall have the power to adjourn the meeting to another place (if any), date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 7.                Proxies and Voting.

(1)               At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(2)               If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one person votes, his or her act binds all; (b) if more than one person votes, the act of the majority so voting binds all; (c) if more than one person votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Delaware Court of Chancery or such other court as may have jurisdiction for relief as provided in Section 217(b) of the General Corporation Law of the State of Delaware. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) of this paragraph shall be a majority or even-split in interest.

(3)               The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

(4)               Except as set forth below, election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. For purposes of this Bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include direction to withhold authority in each case and shall exclude “abstentions” and “broker non-votes” with respect to that director’s election. Notwithstanding the foregoing, in the event of a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a “contested election” shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary of the Corporation as of the close of the applicable notice of nomination period set forth in this Article I of these Bylaws or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with this Article I; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a “contested election,” but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote “against” a candidate.

(5)               If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee of the Board of Directors shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this Bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article II of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Article II of these Bylaws.

(6)               Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

(7)               Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation of the Corporation, or these Bylaws, all matters other than the election of directors shall be determined by a majority of the votes cast affirmatively or negatively.

Section 8.                Stock List.

(1)               A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for any purpose germane to the meeting for a period of at least 10 days ending on the day before the meeting date in the manner provided by law.

(2)               This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 9.                Stockholder Nominations Included in the Corporation’s Proxy Materials.

(1)               Subject to the provisions of this Section 9, if expressly requested in the relevant Proxy Access Notice (as defined in Section 9(4) of this Article I), the Corporation shall include in its proxy statement for any annual meeting of stockholders on the form of proxy and ballot for such annual meeting: (a) the name of any person nominated for election (the “Stockholder Nominee”) by any Eligible Stockholder (as defined in Section 9(3) of this Article 1) or group of up to 20 Eligible Stockholders (the Eligible Stockholder or group of up to 20 Eligible Stockholders are the “Nominating Stockholder”) that has satisfied, either individually or, in the case of a group, collectively, all applicable conditions and complied with all applicable procedures set forth in this Section 9 as determined by the Board of Directors of the Corporation or its designee, acting in good faith; (b) any disclosure about the Stockholder Nominee and the Nominating Stockholder that is required under the rules of the SEC or other applicable law to be in such proxy statement; (c) any statement included by the Nominating Stockholder in the Proxy Access Notice to be included in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors, such statement not to exceed 500 words; and (d) any other information that the Corporation or the Board of Directors determines in their discretion to include in the proxy statement relating to the nomination of the Stockholder Nominee including, but not limited to, any statement in opposition to the election of any Stockholder Nominee or any of the information provided pursuant to this Section.

(2)               The Corporation shall not be required to include in such proxy statement for an annual meeting of stockholders more Stockholder Nominees than the greater of (a) the number of directors who constitute 25% of the total number of directors of the Corporation, rounded down to the nearest whole number, measured as of the last day on which a Proxy Access Notice may be submitted pursuant to this Section 9, or (b) two directors, (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (i) nominees who are subsequently withdrawn or whom the Board of Directors, itself, decides to nominate for election at such annual meeting, and (ii) the number of incumbent directors who had been Stockholder Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at such annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies occurs for any reason on the Board of Directors after the deadline set forth in Section 9(4) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board, the Maximum Number shall be calculated based on the number of directors in office as so reduced. If the number of Stockholder Nominees pursuant to this Section 9 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon written notice from the Corporation, each Nominating Stockholder will select - going in the order of largest to smallest amount of the ownership position as disclosed in each Nominating Stockholder’s Proxy Access Notice - one Stockholder Nominee to be included in the proxy statement until the Maximum Number is reached with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Proxy Access Notice as set forth in Section 9(4), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination of the Stockholder Nominee shall be disregarded, and the Corporation: (x) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Stockholder Nominee or any successor or replacement nominee as proposed by the Nominating Stockholder or by any other Nominating Stockholder, and (y) may otherwise communicate to its stockholders, such as by revising or supplementing its proxy materials and form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(3)               An “Eligible Stockholder” is a person who either (a) has been a Record Stockholder of the shares of common stock used to satisfy the eligibility requirements in this Section 9(3) continuously for at least the three-year period specified below, or (b) has provided evidence of continuous ownership of such shares of common stock for such three-year period to the Secretary of the Corporation, within the time period set forth in Section 9(4) below, from one or more securities intermediaries in a form that the Board of Directors or its designee, acting in good faith, determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) of the Exchange Act, or any successor rule. An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 9 only if the person or group (in the aggregate) (i) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and (ii) continues to own at least the Minimum Number throughout the date of the annual meeting. A group of funds under common management and investment control shall be treated as one Eligible Stockholder if such Eligible Stockholder shall provide together with the Proxy Access Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 9, including, but not limited to, the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining member of the group. The “Minimum Number” of shares of the Corporation’s common stock means three percent of the number of outstanding shares of common stock as of the most recent date for which such amount is disclosed in any filing by the Corporation with the SEC prior to the submission of the Proxy Access Notice. For purposes of this Section 9, an Eligible Stockholder “owns” only those outstanding shares of the Corporation’s common stock as to which the Eligible Stockholder possesses both (A) the full voting and investment rights pertaining to such shares; and (B) the full economic interest in such shares, including the opportunity for profit and risk of loss on such shares. However, the number of shares of common stock calculated in accordance with the immediately preceding clauses (A) and (B) shall not include any shares of common stock: (x) that have been purchased or sold by such Eligible Stockholder or any of its affiliates in any transaction that has not settled or closed, (y) that have been borrowed by such Eligible Stockholder or any of its affiliates for any purpose or have been purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (z) that are subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the outstanding shares of the Corporation’s common stock, in any such case which instrument or agreement has, or is intended to have, the purpose or the effect of either (i) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares of the Corporation’s common stock and/or (ii) hedging, offsetting, or altering to any degree, the gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates. An Eligible Stockholder “owns” shares of the Corporation’s common stock held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares of the Corporation’s common stock shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of the shares of the Corporation’s common stock shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares provided that the Eligible Stockholder has the power to recall such loaned shares on three business days’ notice and has recalled such loaned shares as of the date the Proxy Access Notice is submitted to the Corporation and holds such shares through the date of the annual meeting. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors. No person shall be permitted to be in more than one group constituting a Nominating Stockholder and, if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Proxy Access Notice.

(4)               To nominate a Stockholder Nominee, the Nominating Stockholder must submit to the Secretary of the Corporation at the principal executive offices of the Corporation all of the following information and documents (collectively, the “Proxy Access Notice”) no earlier than 150 calendar days, and no later than 120 calendar days, before the Anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that if, and only if, the annual meeting is not scheduled to be held within a period that commences 30 days before such Anniversary date and ends 30 days after such Anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Proxy Access Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the 10th day following the date such Other Meeting Date is first publicly announced or disclosed: (a) a Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the SEC by the Nominating Stockholder, as applicable, in accordance with SEC rules; (b) a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations, and warranties by the Nominating Stockholder (including each group member): (i) the information required with respect to the nomination of directors pursuant to clause (c) of Section 1(2) of Article I of these Bylaws; (ii) the details of any relationship that existed within the past three years that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (iii) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (iv) a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded; (v) a representation and warranty that: (A) the Stockholder Nominee does not have any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s applicable policies and procedures on related-party transactions and independence of directors and such Stockholder Nominee otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded; (B) the Stockholder Nominee meets the audit committee independence requirements under the rules of all stock exchanges on which the Corporation’s securities are traded; (C) the Stockholder Nominee is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (D) the Stockholder Nominee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision) to the extent required thereunder to preserve the deductibility of executive compensation; and (E) the Stockholder Nominee is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Act”), or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee; (vi) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 9(3) and has provided evidence of ownership to the extent required by Section 9(3); (vii) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 9(3) through the date of the annual meeting and a statement as to whether or not the Nominating Stockholder intends to continue to hold the Minimum Number for at least one year following the annual meeting; (viii) the details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Proxy Access Notice; (ix) a representation and warranty that the Nominating Stockholder will not “solicit” or engage in a “solicitation” within the meanings of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to the Stockholder Nominee or any nominee of the Board; (x) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card or any other proxy materials other than the Corporation’s proxy materials in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting; (xi) a statement, if desired, for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and (xii) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination; (c) an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees: (i) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation, and election; (ii) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (iii) to assume all liability stemming from any action, suit, or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders, or any other person in connection with the nomination or election of directors including, but not limited to, the Proxy Access Notice; (iv) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers, and employees individually against any liability, loss, damages, expenses, or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements, or representations under this Section 9; and (v) to promptly notify the Corporation no later than 48 hours after discovering the following and, within the same time period, of what is required to correct the following: (A) if any information included in the Proxy Access Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders, or any other person in connection with the nomination or election-ceases to be true and accurate in all material respects or, due to a subsequent development, such information or communication omits a material fact necessary to make such information or communication not misleading; or (B) if any Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 9(3); and (d) an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, whereby the Stockholder Nominee agrees: (i) to provide to the Corporation such other information, including completing the Corporation’s director questionnaire, as it may reasonably request; (ii) if elected to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and all other Corporation policies and/or guidelines applicable to directors; and (iii) that the Stockholder Nominee is not and will not become a party to (A) any compensatory, payment, or other financial agreement, arrangement, or understanding with any person or entity in connection with any service or action as a director of the Corporation that has not been disclosed to the Corporation, (B) any Voting Commitment (as defined in Section 8 of this Article I) that has not been disclosed to the Corporation, or (C) any Voting Commitment that could limit or interfere with the Stockholder Nominee’s ability to comply with his or her fiduciary duties under applicable law if elected as a director of the Corporation. The information, agreements, and documents required by this Section 9(4) shall be provided with respect to, and executed by, each group member in the case of information applicable to group members, and, further, shall be provided with respect to the persons specified in Instruction 1 to Items 6(c) and 6(d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Proxy Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 9(4) (other than such information, agreements, and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(5)               Notwithstanding anything to the contrary contained in this Section 9, the Corporation may omit any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support) from its proxy statement, proxy card, or other proxy materials; no vote on such Stockholder Nominee will occur notwithstanding that proxies in respect of such vote may have been received by the Corporation; and, after the last day on which a Proxy Access Notice would be timely, the Nominating Stockholder may not cure in any way any defect preventing the nomination of the Stockholder Nominee, if: (a) the Corporation receives a notice pursuant to clause (c) of this Section 1(2) of Article I of these Bylaws that any Eligible Stockholder intends to nominate a candidate for director at the annual meeting; (b) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 9 or the Nominating Stockholder withdraws its nomination; (c) the Board of Directors, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the these Bylaws or the Amended and Restated Certificate of Incorporation of the Corporation or any applicable law, rule, or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded; (d) the Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 9 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee; (e) the Stockholder Nominee has been an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, within the past three years; or (f) the Corporation is notified, or the Board of Directors acting in good faith determines, either (i) that the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 9(3), (ii) that any of the representations and warranties made in the Proxy Access Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), or (iii) that the Stockholder Nominee is unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations, or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section 9.

(6)               Notwithstanding anything to the contrary contained in this Section 9, the Corporation may omit from its proxy statement, proxy card, or proxy materials, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Proxy Access Notice, if the Board of Directors, or its designee, in good faith determines that: (a) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (b) such information, without factual foundation, directly or indirectly either impugns the character, integrity, or personal reputation, or makes charges concerning improper, illegal, or immoral conduct or associations, with respect to any person; or (c) such information would otherwise violate the SEC proxy rules or any other applicable law, rule, or regulation when included in the proxy statement, proxy card, or proxy materials. The Company may solicit against, and include in the proxy statement or other proxy materials its own statement relating to, any Stockholder Nominee.

Article II -  BOARD OF DIRECTORS

Section 1.                Number, Election and Term of Directors.

Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the authorized number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes with the term of office of the first class to expire at the Corporation’s first annual meeting of stockholders held after the closing of the Corporation’s initial public offering, the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders held after the closing of the Corporation’s initial public offering and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders held after the closing of the Corporation’s initial public offering, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the first annual meeting, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Section 2.                Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Section 3.                Resignation.

Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 4.                Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5.                Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or by a majority of the Whole Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by telephone or by facsimile or electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6.                Quorum.

At any meeting of the Board of Directors, a majority of the total number of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7.                Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8.                Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9.                Compensation of Directors.

Unless otherwise restricted by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

Article III -  COMMITTEES

Section 1.                Committees of the Board of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2.                Conduct of Business.

Each committee of the Board of Directors may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Article IV -  OFFICERS

Section 1.                Generally.

The officers of the Corporation shall consist of, if and when designated by the Board of Directors, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider such appointment at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any number of offices may be held by the same person unless specifically prohibited therefrom by law. The salaries of officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors, a committee thereof or by such officers as may be designated by resolution of the Board of Directors.

Section 2.                Chief Executive Officer.

The Chief Executive Officer shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. The Chief Executive Officer shall preside at all meetings of the stockholders. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 3.                President.

The President shall be the chief operating officer of the Corporation. He or she shall have general responsibility for the management and control of the operations of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief operating officer or that are delegated to him or her by the Board of Directors. Subject to the direction of the Board of Directors and the Chief Executive Officer, the President shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision of all of the other officers (other than the Chief Executive Officer), employees and agents of the Corporation. Unless another officer has been appointed the Corporation’s Chief Executive Officer, the President also shall have the powers and responsibilities set forth under Section 2 of this Article IV.

Section 4.                Vice President.

Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors and that are commonly incident to their office. One Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 5.                Chief Financial Officer.

The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office of the chief financial officer and shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President shall designate from time to time. The Chief Executive Officer or the President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.

Section 6.                Secretary.

The Secretary shall issue all authorized notices for, and shall maintain minutes of, all meetings of the stockholders and the Board of Directors and any committee thereof. He or she shall have charge of the corporate books and shall perform such other duties that are commonly incident to the office of secretary and as the Board of Directors may from time to time prescribe. The Chief Executive Officer or the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary.

Section 7.                Treasurer.

The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer also shall perform such other duties that are commonly incident to the office of treasurer and as the Board of Directors may from time to time prescribe.

Section 8.                Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 9.                Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the affirmative vote of a majority of the members of the Board of Directors or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

Section 10.            Resignations.

Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 11.            Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President and the Chief Financial Officer shall each have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation or entity in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation or entity.

Article V -  STOCK

Section 1.                Certificates of Stock; Uncertificated Shares.

The shares of the Corporation shall be evidenced by certificates; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares evidenced by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock evidenced by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman or a Vice-Chairman of the Board of Directors or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile or other electronic signature permitted under the General Corporation Law of the State of Delaware.

Section 2.                Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 5 of this Article V of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 3.                Record Date.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders, nor more than 60 days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 4.                Registered Stockholders.

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 5.                Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Corporation may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 6.                Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

Article VI -  OTHER SECURITIES OF THE CORPORATION

All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Article V of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person.

Article VII -  NOTICES

Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by facsimile or other electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the General Corporation Law of the State of Delaware, the Corporation’s Amended and Restated Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send such single notice, shall be deemed to have consented to receiving such single written notice. Any such consent shall be revocable by the stockholder by written notice to the Corporation.

Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

Article VIII -  MISCELLANEOUS

Section 1.                Electronic Signatures.

In addition to the provisions for use of facsimile or other electronic signatures elsewhere specifically authorized in these Bylaws, facsimile or other electronic signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.                Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3.                Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.                Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 5.                Time Periods.

In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 6.                Other Offices.

The Corporation also shall have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and also may have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 7.                Execution of Corporate Instruments.

(1)               The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the Corporation.

(2)               All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as provided in these Bylaws or as the Board of Directors shall authorize so to do.

(3)               Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Article IX -  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.                Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged, action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as provided in Section 3 of this Article IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation or is expressly required by law.

Section 2.                Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this Article IX, an Indemnitee also shall have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that if required by the General Corporation Law of the State of Delaware, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under Section 1 of this Article IX or otherwise.

Section 3.                Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this Article IX is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses), it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, in either case the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Corporation.

Section 4.                Non-Exclusivity of Rights.

The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, the Corporation’s Amended and Restated Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or directors or otherwise.

Section 5.                Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

Section 6.                Indemnification of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

Section 7.                Nature of Rights.

The rights conferred upon indemnitees in this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article IX that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 8.                Saving Clause.

If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each director and officer to the fullest extent not prohibited by any applicable portion of this Article IX that shall not have been invalidated, or by any other applicable law. If this Article IX shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify and advance expenses to each director and officer to the fullest extent permitted under any other applicable law.

Article X -  LOANS TO OFFICERS

Except as otherwise prohibited by applicable law, including the Sarbanes-Oxley Act of 2002, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Article XI -  FORUM FOR CERTAIN ACTIONS

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation of the Corporation or these Bylaws or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Bylaw. Notwithstanding the foregoing, any action asserting claims under the Act may be brought in state or federal court, subject to applicable law.

Article XII -  AMENDMENTS

Subject to the limitations set forth in Section 7 of Article IX of these Bylaws, in furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal these Bylaws subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal Bylaws of the Corporation; provided, however, that with respect to the power of holders of capital stock to adopt, amend and repeal bylaws of the Corporation, notwithstanding any other provision of these Bylaws or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these Bylaws or any preferred stock, the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Bylaws.